Exhibit 4.6

Amendment No. 1

to the

reAlpha Tech Corp. 2022 Equity Incentive Plan

This Amendment No. 1 (this “Amendment”) to the reAlpha Tech Corp. 2022 Equity Incentive Plan (as amended, the “Plan”) is made and entered into as of April 12, 2023 (the “Effective Date”), pursuant to Article IV, Section 9 of the Plan. Unless the context clearly requires the contrary, capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Plan.

WHEREAS, reAlpha Tech Corp., a Delaware corporation (the “Company”) maintains the Plan;

WHEREAS, the Administrator has determined that it is in the best interest of the Company and its stockholders to amend the Plan as set forth below; and

WHEREAS, the stockholders of the Company approved this Amendment on April 12, 2023.

NOW, THEREFORE, in accordance with Article IV, Section 9 of the Plan, the Plan is hereby amended, effective as of the Effective Date, as follows:

1.	Article I, Section 5(a) of the Plan is hereby amended and restated as follows:

“A. Aggregate Limits. The maximum number of Shares that may be issued under this Plan pursuant to Awards, including Incentive Stock Options, shall not exceed 4,000,000 Shares, subject to adjustment from time to time in accordance with the provisions of the Plan. Such Shares may be Shares of original issuance, Shares held in treasury, or Shares that have been reacquired by the Company.

2.	Except as expressly amended by this Amendment, the Plan shall continue in full force and effect in accordance with the terms thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Amendment to be duly executed as of the date first written above.

reAlpha Tech Corp.

By:	/s/ Giri Devanur
	Name:	Giri Devanur
	Title:	Chief Executive Officer